The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$7,588
Total	$7,588
Class R-1	$16
Class R-2	$333
Class R-3	$327
Class R-4	$70
Class R-5	$134
Total	$880

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0163
Class R-1	$0.0116
Class R-2	$0.0118
Class R-3	$0.0137
Class R-4	$0.0155
Class R-5	$0.0171

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	460,297
Total	460,297
Class R-1	2,560
Class R-2	31,171
Class R-3	27,300
Class R-4	4,145
Class R-5	9,805
Total	74,981

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00